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                                                                   EXHIBIT 99.1

                                 NEWS RELEASE

[KING PHARMACEUTICALS LOGO]
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

           KING PHARMACEUTICALS PROVIDES FIRST-QUARTER 2003 PREVIEW

     ANNOUNCES PLANS TO RELEASE FIRST-QUARTER 2003 RESULTS ON MAY 6, 2003

BRISTOL, TENNESSEE, April 25, 2003 - King Pharmaceuticals, Inc. (NYSE:KG) announced today that the Company expects first-quarter 2003 total revenue, Altace(R) net sales, and diluted earnings per share, excluding special items, within the estimated ranges previously announced by the Company on January 31, 2003, with diluted earnings per share, excluding special items, at the low end of its estimated range. King plans to release its results for the first-quarter of 2003 on May 6, 2003, prior to the market open. The Company previously announced estimated ranges for total revenue. Altace(R) net sales, and diluted earnings per share, excluding special items, as follows (dollars in millions, except diluted EPS):

                                                      Previously Announced Estimated Ranges
                                                       First-quarter Ending March 31, 2003
                                                      -------------------------------------
          Total Revenue                                            $325 - 355
          Altace(R) Net Sales                                      $135 - 155
          Diluted EPS, Excluding Special Items                     $0.33 - 0.37

Under Generally Accepted Accounting Principles ("GAAP") "diluted earnings per share" includes special items. King provides its 2003 earnings guidance as "diluted earnings per share, excluding special items". This non-GAAP financial measure excludes special items (which King considers to be those items that are not related to the Company's ongoing, underlying business) because King believes that it is appropriate for investors to consider results excluding these items, in addition to the Company's results reported in accordance with GAAP. King believes this non-GAAP financial measure provides an analysis of the Company's results that is comparable among periods since its excludes the impact of items such as merger and restructuring expenses, asset impairment charges, expenses of drug recalls, and gains and losses resulting from the divestiture of an asset, among others. However, investors should note that this non-GAAP measure involves judgments by King's management (in particular, judgments as to what is or is not classified as a special item).

King anticipates that special items during the first quarter of 2003 will result in a net charge ranging from $85 million to $90 million, net of tax, or a net charge of $0.35 to $0.37 per diluted share, relating primarily to an impairment charge for Florinef(R) (fludrocortisone acetate, USP) due to the recent approval of a second generic for the product and a charge for in-process research and development associated with the Company's acquisition of Meridian Medical Technologies, Inc. on January 8, 2003.

King plans to update the Company's projected ranges for estimated total revenue, Altace(R) net sales, and diluted earnings per share, excluding special items, for the second-quarter and year-end 2003 when it releases fist-quarter 2003 results. The Company plans to revise its estimates for the second quarter and year-end 2003 primarily as a result of its previously announced intent not to proceed with the acquisition

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of Elan Corporation, plc's primary care business, which acquisition was included in King's previously announced estimates released on January 31, 2003.

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that develops, manufactures, markets, and sells branded prescription pharmaceutical products. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

This release contains forward-looking statements which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to expected financial results for the first-quarter ending March 31, 2003, including, but not limited to, expected total revenues, net sales of Altace(R), special items, and diluted earnings per share, excluding special items, and statements pertaining to King's planned release of financial results for the first-quarter ending March 31, 2003. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: dependence on the occurrence of subsequent events affecting the Company's anticipated financial results for the first-quarter ending March 31, 2003, or the planned release of such results, dependence on the results of the completion of the quarterly close-out of our unaudited consolidated financial statements, dependence on King's subsequently reported financial results for the first-quarter ending March 31, 2003, dependence on any determination of the ultimate focus of the previously announced investigation of the Company by the U.S. Securities and Exchange Commission ("SEC"), dependence on the possibility that the previously announced continuing independent review by the audit committee of King's Board of Directors, which was initiated due to the ongoing investigation of the Company by the SEC, may result in a determination to revise our disclosures or financial statements which could have a material adverse effect on our reported financial results; dependence on the possibility that shareholders or regulatory authorities may initiate proceedings against King and/or our officers and directors; dependence on the import of any relevant facts presently unknown to King's executive management; dependence on share count projections used in computing projected diluted earnings per share, dependence on our compliance with government regulations that relate to our business, and dependence on changes in federal and state laws and regulations. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of King's Form 8-K dated April 15, 2003, which is on file with the Securities and Exchange Commission ("SEC"), and other filings with the SEC. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

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                                    Contact:

   James E. Green, Executive Vice President, Corporate Affairs - 423-989-8125

                               EXECUTIVE OFFICES
    KING PHARMACEUTICALS, INC. - 501 FIFTH STREET, BRISTOL, TENNESSEE 37620